Exhibit 4.1

Amendment No. 3 to the
Healthcare Services Group, Inc. Employee Stock Purchase Plan
Dated as of August 1, 2016
THIS AMENDMENT NO. 3 (this “Amendment’) to the Healthcare Services Group, Inc. Employee Stock Purchase Plan originally effective as of January 1, 2000, and as amended effective January 1, 2004 and April 12, 2011 (the “ESPP”) is made as of August 1, 2016.
WHEREAS, Healthcare Services Group, Inc. (the “Company”) adopted the ESPP effective as of January 1, 2000 (the “Original Effective Date”), and amended the ESPP effective January 1, 2004 (“Amendment No. 1”) and April 12, 2011 (“Amendment No. 2”).

WHEREAS, the Board of Directors of the Company deems it in the best interest of the Company to amend the ESPP and extend the ESPP for an additional five annual offerings.

NOW, THEREFORE, BE IT RESOLVED, that the Board hereby amends the ESPP as follows:

1.Amendment to Article II – Definitions. Article II is hereby amended to add the following new Section 2.06:

“Section 2.06. Original Effective Date.

“Original Effective Date” means January 1, 2000.”

2.Amendment to Section 4.01. Section 4.01 is hereby amended and replaced in its entirety with the following:

“4.01. Annual Offerings. The Plan will be implemented by five (5) annual offerings of the Company’s Common Stock (the “Offerings”). The first Offering will begin January 1, 2017 and terminate on December 31, 2017. Each of the subsequent Offerings will begin on the 1st day of January in each of the years 2018, 2019, 2020 and 2021 with each such Offering terminating on December 31 of each year. The maximum number of shares issued in the respective years shall be:

From January 1, 2017 to December 31, 2017: 75,000 shares, plus unissued shares from the prior offerings since the Original Effective Date, whether offered or not, not to exceed 800,000 shares (as adjusted upon changes in capitalization of the Company as provided in Section 12.04 since the Original Effective Date).

From January 1, 2018 to December 31, 2018: 75,000 shares, plus unissued shares from the prior offerings since the Original Effective Date, whether offered or not, not to exceed 800,000 shares (as adjusted upon changes in capitalization of the Company as provided in Section 12.04 since the Original Effective Date).

From January 1, 2019 to December 31, 2019: 75,000 shares, plus unissued shares from the prior offerings since the Original Effective Date, whether offered or not, not to exceed 800,000 shares (as adjusted upon changes in capitalization of the Company as provided in Section 12.04 since the Original Effective Date).

From January 1, 2020 to December 31, 2020: 75,000 shares, plus unissued shares from the prior offerings since the Original Effective Date, whether offered or not, not to exceed 800,000 shares (as adjusted upon changes in capitalization of the Company as provided in Section 12.04 since the Original Effective Date).

From January 1, 2021 to December 31, 2021: 75,000 shares, plus unissued shares from the prior offerings since the Original Effective Date, whether offered or not, not to exceed 800,000 shares (as adjusted upon changes in capitalization of the Company as provided in Section 12.04 since the Original Effective Date).”

3.No Other Amendments. Except as amended hereby in Sections 1 and 2, all of the terms and provisions of the ESPP shall remain in full force and effect.
This Amendment No. 3 was approved by the Company as of August 1, 2016.

_________________________________________ Jason J. Bundick, Secretary

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